Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, entered into as of July 3, 2006 (“Agreement”), is made between LeapFrog Enterprises, Inc., a Delaware corporation (the “Company”), and Thomas J. Kalinske (“Executive”) (collectively with the Company, the “Parties”).

RECITALS:

WHEREAS, the Parties entered into that certain Employment Agreement dated April 1, 2002 (the “2002 Employment Agreement”); and

WHEREAS, the Parties entered into that certain Employment Agreement dated April 20, 2004 (the “2004 Employment Agreement”), which replaced the 2002 Employment Agreement; and

WHEREAS, the Parties mutually wish to replace the 2004 Employment Agreement with this Agreement and to continue Executive’s employment with the Company under the terms and conditions hereinafter set forth.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual promises and subject to the terms and conditions set forth herein, the Parties agree as follows:

SECTION 1. EMPLOYMENT

1.1 Position, Duties, Responsibilities, Authority. Executive hereby resigns as Chief Executive Officer of the Company effective as of the date of this Agreement, and the Company hereby employs Executive as Vice Chairman of the Company for the Employment Term (as defined below) and on the terms and conditions hereinafter set forth. In such capacity, Executive shall have such duties and authority as may be prescribed by the Company’s Chief Executive Officer (the “CEO”) or, with respect to Executive’s participation as a director in the affairs of the Company’s Board of Directors (the “Board”), by the Board. Executive shall not be assigned any responsibilities that are unreasonable for a Vice Chairman position. Executive shall, to the best of Executive’s ability, carry out such responsibilities and duties in an efficient, trustworthy, ethical, effective and businesslike manner. Executive’s performance of services under this Agreement shall be rendered in the San Francisco/Oakland Bay Area or at any other location or locations as Executive and the Company shall agree from time to time. Executive shall perform Executive’s responsibilities hereunder for the Company and/or such affiliates of the Company as the CEO or the Board, as appropriate, may designate from time to time.

1.2 Exclusive Employment. During the Employment Term, Executive shall devote all of his business time to his duties and responsibilities set forth in this Section 1. Without limiting the generality of the foregoing, during the Employment Term, Executive shall not, without the prior written approval of the Company, render services of a business, professional or commercial nature to any other person, firm or corporation, whether for compensation or otherwise, except

1.

that Executive may engage in civic, philanthropic and community service activities so long as such activities do not interfere with Executive’s ability to comply with this Agreement and are not otherwise in conflict with the policies or interest of the Company, and Executive may serve on the Board of Directors of any or all of the companies on which he held a seat prior to the date of this agreement and any other company approved by the Company.

SECTION 2. COMPENSATION AND OTHER BENEFITS.

In consideration of Executive’s employment, and except as otherwise provided herein, Executive shall receive from the Company the compensation and benefits described in this Section 2. Except as otherwise specified in this Agreement, the compensation and employee benefits payable to Executive pursuant to this Agreement may be changed only by the written agreement of the parties. Executive authorizes the Company to deduct and withhold from all compensation to be paid to him any and all sums required to be deducted or withheld by the Company pursuant to the provisions of any federal, state, or local law, regulation, ruling, or ordinance, including, but not limited to, income tax withholding and payroll taxes.

2.1 Base Compensation and Bonus. During the Employment Term, the Company shall pay to Executive, and Executive shall be entitled to receive from the Company, as a base salary for the full-time employment referred to in Section 1 hereof, compensation (“Base Compensation”) at the rate of Forty-One Thousand Two Hundred and Fifty Dollars ($41,250) per calendar month (a rate equivalent to $495,000 per annum), less standard payroll deductions and tax withholdings. Said Base Compensation shall be payable in intervals not less than twice a month in accordance with Company payment policy for executives in effect from time to time. Executive’s Base Compensation will be subject to adjustment from time to time as determined by the Board.

2.2 Bonuses.

2.2.1 Guaranteed Bonus. Executive shall receive an annual guaranteed bonus in the amount of Sixty-Seven Thousand Five Hundred Dollars ($67,500) (the “Guaranteed Bonus”), less standard payroll deductions and tax withholdings, so long as he is an active employee of the Company as of December 31 of the bonus year. Except as provided in Sections 3.6 and 3.7 below, if Executive is not employed by the Company, for any reason whatsoever, as of December 31 of the bonus year, he will not have earned the Guaranteed Bonus, or any pro-rata portion of the Guaranteed Bonus for that year. The Company shall pay the Guaranteed Bonus to Executive on or before February 15 of the year following the year in which the Guaranteed Bonus was earned.

2.2.2 Incentive Bonus. Executive is eligible to receive an annual discretionary bonus of up to 100% of Executive’s then-current annual Base Compensation (the “Incentive Bonus”) less $67,500, based on the Company’s performance and Executive’s achievement of performance objectives established in writing by the Board in consultation with Executive, which achievement shall be determined by the Board in its sole good faith discretion. Except as provided in Sections 3.6 and 3.7 below, if Executive is not employed by the Company, for any reason whatsoever, as of December 31 of the bonus year, he will not have earned the Incentive

2.

Bonus, or any pro-rata portion of the Incentive Bonus for that year. Payment of the Incentive Bonus shall be subject to standard payroll deductions and tax withholdings. The Company shall pay the Incentive Bonus to Executive within ten (10) days after the date the amount of the Incentive Bonus is calculated, but in any case, not later than February 15 of the year following the year in which the Incentive Bonus was earned.

2.3 Other Benefits. Executive shall be entitled to standard Company employee benefits for senior management, including group medical and dental insurance coverage for Executive, Executive’s spouse and dependent children, disability insurance coverage and sick leave, pursuant to the Company’s benefits plans, policies and guidelines, including but not limited to contribution requirements for dependent coverage, as approved by the Board from time to time. In addition, Executive shall be entitled to receive:

(i) Automobile Allowance. During the Employment Term, Executive shall be entitled to receive an automobile allowance of $600 per month, less standard payroll deductions and tax withholdings.

(ii) Vacation. Executive shall be entitled to four (4) weeks paid vacation per calendar year, accrued in equal semi-monthly increments of 6.67 hours, with the total accrued and unused vacation balance (including accrued vacation carried over from previous years) capped at seven (7) weeks. Vacation accrual will cease when the maximum seven (7) week vacation balance is reached and will resume when the balance falls below the maximum amount. Executive shall plan and take vacation consistent with Executive’s duties and obligations hereunder and in accordance with Company vacation and leave policies.

(iii) Life Insurance. The Company shall contribute up to twenty thousand dollars ($20,000) each year during Executive’s employment for the cost of premiums to obtain and maintain during the Employment Term one or more policies of term life insurance providing an aggregate benefit in the amount of $2,000,000. Executive shall have the right to designate the beneficiary or beneficiaries of the benefit payable upon death pursuant to such policy or policies and may transfer ownership of such policy or policies to any life insurance trust, family trust or other trust.

(iv) Home Office. In the event that the Company requests Executive to utilize an office in his personal residence as his principal office in lieu of Company-provided facilities, the Company will reimburse Executive for mutually agreed and reasonable home office expenses.

2.4 Stock Options. The Parties acknowledge that the Company has previously granted Executive various stock options, the vesting and other terms of which will be governed by the instruments evidencing such options and any plans under which they were issued and, except as expressly provided herein, are not affected by the replacement of the 2004 Employment Agreement with this Agreement.

3.

SECTION 3. EMPLOYMENT TERM AND TERMINATION.

3.1 Term. Executive’s term of employment under this Employment Agreement shall commence as of the date hereof and shall terminate on April 20, 2008, unless terminated earlier pursuant to Sections 3.2, 3.3, 3.4 or 3.5 hereof (“ Employment Term “).

3.2 Termination by Death. Executive’s term of employment will terminate upon the death of Executive; provided that the Company shall pay to the estate of the Executive any unpaid Base Compensation or Bonus to the extent earned at the date of death, and any amounts payable pursuant to the Company’s employee benefit plans in accordance with such plans.

3.3 Termination Upon Permanent Disability. Executive’s term of employment shall terminate upon the “permanent disability” of Executive. As used herein, the term “ permanent disability “ shall mean a physical or mental disability that renders Executive unable to perform his normal duties for the Company for a period of 120 consecutive days as determined by a licensed physician. The Company and Executive or his legal representative shall use their best efforts to agree on the physician to determine permanent disability. If they cannot agree within ten (10) days after the first party makes a written proposal stating the name of a physician, then the other party shall select a physician within ten (10) days and within ten (10) days thereafter the two physicians shall select a third physician. All such physicians must be board certified in the medical area giving rise to the alleged disability. The determination of the third physician shall be final and binding. If one party fails to select a physician within said ten (10) day period, the physician named by the other party shall make the determination of permanent disability. Upon termination of Executive for permanent disability, the Company shall pay to Executive any unpaid Base Compensation or Bonus to the extent earned at the date of termination for permanent disability, any amounts payable by the Company at the date of termination for permanent disability under the Company’s disability policies, and any amounts payable by the Company pursuant to the Company’s other employee benefit plans in accordance with such plans.

3.4 Termination By Executive. Executive shall have the right to terminate his employment with the Company, with or without Good Reason, at any time by providing notice to the Company.

3.5 Termination By the Company for Cause. The Company shall have the right to terminate the employment of Executive with or without Cause. Before terminating Executive’s employment for Cause, it must first deliver to him a written notice specifying such Cause. Executive shall be entitled to at least ten (10) days’ prior written notice of the Company’s intention to terminate his employment for any Cause, specifying the grounds for such termination. If the Company exercises such right, its obligation under this Agreement to make any further payments to Executive, other than as set forth in Section 3.6 below, shall thereupon cease and terminate. For purposes of this Agreement, a termination shall be for “ Cause “ if the Executive shall: (i) commit an act of fraud, embezzlement or misappropriation involving the Company; (ii) be convicted by a court of competent jurisdiction of, or enter a plea of guilty or no contest to, any felony involving moral turpitude or dishonesty; (iii) commit an act, or fail to commit an act, involving the Company which amounts to, or with the passage of time would amount to, willful misconduct, wanton misconduct, gross negligence or a breach of this Agreement and which results or will result in significant harm to the Company; or (iv) willfully fail to perform the responsibilities and duties specified herein for a period of ten (10) days

4.

following receipt of written notice from the Company which specifically describes past instances of willful failure of performance; provided that in the case of (iv) above, during the ten (10) day period following receipt of such notice, Executive shall be given the opportunity to take reasonable steps to cure any such claimed past failure of performance.

3.6 Compensation and Benefits Upon Termination. In the event that Executive’s employment with the Company terminates for any reason, the Company shall pay to Executive: (1) all of his accrued and unused vacation and unpaid Base Compensation earned through the last day of employment (the “Separation Date”), and (2) any bonus earned but unpaid as of the Separation Date (i.e., in the event that Executive has worked through December 31 of the previous year and earned a bonus, but such bonus has not been paid as of the Separation Date).

If the Company terminates Executive’s employment for any reason other than the death or permanent disability of Executive, or Cause, or if Executive resigns for Good Reason, and Section 3.7 hereof is not applicable to such termination or resignation, and Executive provides the Company with an effective general release of claims against the Company and its officers, directors, employees, shareholders, agents, and affiliated entities, in a form reasonably required by the Company (the “Release”), the Company shall provide Executive with the following severance benefits:

(i) Cash Severance. The Company shall pay Executive, in a lump sum within thirty (30) days after the Separation Date, an amount equivalent to (a) his annual Base Compensation in effect on the Separation Date, (b) his annual Guaranteed Bonus and (c) a pro rata portion of the Incentive Bonus Executive would, but for the termination, otherwise have been entitled to receive in the year of the Separation Date (the “Severance Payment”). The Severance Payment shall be subject to required payroll deductions and withholdings.

(ii) COBRA Premiums. If Executive timely elects to continue his Company-provided group health insurance coverage pursuant to federal COBRA law and, if applicable, state insurance laws, the Company shall also reimburse Executive for the cost of the COBRA premiums for him and his dependents (if applicable) to continue health insurance coverage at the same level of coverage for him and his dependents (if applicable) in effect as of the Separation Date for a period of twelve (12) months after the Separation Date. Executive’s entitlement to such reimbursement shall cease before the end of the twelve-month post-employment period if and when Executive becomes eligible for group health insurance with a subsequent employer. Executive shall notify the Company’s vice president of Human Resources in writing immediately upon becoming eligible for health insurance coverage with a subsequent employer.

(iii) Stock Option Acceleration. All unvested stock options held by Executive shall accelerate vesting such that the number of shares that would otherwise vest within a twelve-month period under each option grant shall become fully exercisable as of the Separation Date and shall be exercisable for that specific period following the end of the Severance Period as provided under the applicable stock option agreements in the case of termination of employment.

In addition, if Executive’s employment with the Company under this Agreement is terminated for any reason other than the death or permanent disability of Executive, or Cause,

5.

and if the Executive has satisfactorily performed his duties and responsibilities under this Agreement, the Company will negotiate in good faith with Executive regarding a subsequent consulting or other relationship with the Company, which, if mutually agreed upon, would allow Executive to continue to vest under the terms of the stock options described above.

3.7 Compensation Payable in the Event of a Change of Control. If, in connection with a Change of Control transaction as defined below, either the employment of Executive is terminated by the Company for any reason other than the death or permanent disability of Executive or Cause during the Employment Term and either within ninety (90) days prior to or within twelve (12) months after a Change of Control transaction or Executive resigns for Good Reason within such period, and Executive provides the Company with the Release described in Section 3.6 above, the Company shall pay to Executive, within five (5) business days following the consummation of a Change of Control transaction, an amount equal to 1.5 times Executive’s Base Compensation and Guaranteed and Incentive Bonuses paid for the immediately preceding fiscal year of the Company. Executive also shall receive COBRA premiums as provided in Section 3.6(ii). In addition, notwithstanding anything to the contrary contained herein or in any stock option or similar agreement to which Executive is a party, upon the occurrence of a Change of Control, regardless of whether Executive’s employment is terminated, all of Executive’s unvested stock options shall immediately vest and become exercisable in full (or, if applicable, all repurchase obligations of the Company shall immediately lapse) and such options shall remain exercisable for the period specified in the applicable option agreement. For purposes of this Agreement, a “Change of Control” of the Company shall mean (i) any “person” (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, the “ Exchange Act “) other than an Affiliated Purchaser becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) after the date of this Agreement of securities of the Company representing at least a majority of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors; (ii) the Company is merged or consolidated with any person other than an Affiliated Purchaser and as a result of such merger or consolidation the beneficial owners of securities of the Company before such merger or consolidation hold immediately after such merger or consolidation less than a majority of the combined voting power of the outstanding securities of the surviving or resulting company ordinarily having the right to vote at elections of directors, or (iii) the Company sells or transfers all or substantially all of its assets to a person other than an Affiliated Purchaser. For purposes of the foregoing, an “Affiliated Purchaser” means (i) any person that is a beneficial owner of securities of the Company on or before the date of this Agreement and/or any affiliate thereof (including, without limitation, the members of Frogpond, LLC), and/or (ii) any employee benefit plan, sponsored or maintained by the Company or any affiliate, or any group of persons which includes such a plan.

3.8 Definition of Good Reason. For purposes of this Agreement, Executive’s termination of employment with the Company shall be deemed for “Good Reason” if any of the following events occur without Executive’s express written consent and Executive resigns within six months after such event occurring, but only if Executive provides the Company with written notice of his belief that any one of the following specific events has occurred and during the thirty (30) day period following receipt of such notice, the Company fails to cure any such event:

(a) The assignment to Executive by the Company of duties inconsistent with, or a substantial alteration in the nature or status of, Executive’s responsibilities as provided in Section 1.1, other than the assignment of more senior duties, or the failure to elect or re-elect Executive as a director of the Company or the removal of him from any such positions;

6.

(b) A reduction by the Company in Executive’s cash compensation pursuant to Section 2.1 or as such compensation may have been increased during the Employment Term;

(c) Any failure by the Company to continue in effect without substantial adverse change any compensation, incentive, welfare or benefit plan or arrangement, in which Executive is participating at the time of a Change of Control (or any other plans providing Executive with substantially similar benefits) (hereinafter referred to as “ Benefit Plans “), or the taking of any action by the Company which would adversely affect, either as to the past or prospectively, Executive’s participation in or materially reduce or deprive Executive of his benefits that were provided under any such Benefit Plan at the time of a Change of Control; unless an equitable substitute arrangement (embodied in an ongoing substitute or alternative Benefit Plan) has been made for the benefit of Executive with respect to the Benefit Plan in question;

(d) Relocation to any place more than 25 miles from the office regularly occupied by Executive, except for required travel by Executive on the Company’s business to an extent substantially consistent with past practice;

(e) Any material breach by the Company of any provision of this Agreement or the failure by the Company or by any successor or assign of the Company (whether by operation of law or otherwise, including any surviving company in a merger or similar transaction involving the Company), within ten (10) business days after written request to the Company or any successor or assign of the Company by Executive following a Change of Control to deliver to Executive an agreement expressly reaffirming its obligations under or agreeing to assume and comply with the obligations of the Company under this Agreement.

For the avoidance of doubt, the Parties agree that neither their replacement of the 2004 Employment Agreement with this Agreement nor the continuation of Executive’s employment with the Company under the terms and conditions of this Agreement constitutes Good Reason.

3.9 Limitation on Payments. If any payment or benefit Executive would receive pursuant to this Agreement (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the

7.

following order unless Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): reduction of cash payments; cancellation of accelerated vesting of stock options; reduction of employee benefits. In the event that acceleration of vesting of stock option compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s stock options unless Executive elects in writing a different order for cancellation

The accounting firm engaged by the Company for general audit purposes as of the day prior to the Separation Date shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

SECTION 4. BUSINESS EXPENSES.

The Company shall pay for or reimburse Executive for all reasonable business expenses incurred by Executive in the performance of his duties hereunder, upon submission to the Company in accordance with Company policy of a written accounting of such expenses, which accounting shall include an itemized list of all expenses incurred, the business purposes for which such expenses were incurred, and such receipts as Executive reasonably has been able to obtain.

SECTION 5. PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT.

Executive shall execute and abide by the Company’s Proprietary Information and Inventions Agreement in the form already executed by Executive (“Proprietary Information Agreement”). Executive acknowledges that his obligations under the Proprietary Information Agreement shall survive the termination of his employment with the Company.

8.

SECTION 6. COVENANTS OF EXECUTIVE.

Executive agrees as follows:

6.1 Company Policies. That at all times during his employment hereunder, he shall comply with the Company’s employee manual and other policies and procedures reasonably established by the Company from time to time concerning various matters, including but not limited to management, supervision, recruiting, diversity, and sexual harassment.

6.2 Non-competition. That during his employment hereunder, he shall not directly or indirectly, individually or together or through any affiliate or other person, firm, corporation or entity engage in any other business activity which would materially interfere with the performance of his duties hereunder including, but not limited to, engaging in any Competitive Business with that conducted by Company. For purposes of this Section 6.2, “ Competitive Business “ shall mean the toy/game and children’s educational and entertainment products business as conducted or contemplated to be conducted by the Company during the Employment Term.

6.3 Non-solicitation. That for a period of one year following a termination of employment other than following a Change of Control, he shall not, directly or indirectly, individually, or together through any other person, firm, corporation or entity, (i) approach, counsel, solicit or attempt to induce any member of senior management of the Company (defined as an officer with a title of vice president or higher) who is then in the employ of the Company, to leave their employ, or employ or attempt to employ any such person, or (ii) aid or counsel any other person, firm, corporation or entity to do any of the above. And that for a period of one year following a termination of employment other than following a Change of Control, he shall not, directly or indirectly, individually, or together through any other person, firm, corporation or entity, (i) enter into a business relationship with any material customer of the Company relating to the children’s educational and entertainment products business in which the Company is engaged at the time of termination of employment or (ii) discourage any person or entity which is a customer of the Company from continuing its business relationship with the Company.

6.4 Cooperation. That, for a period of three years following his termination of employment under this Agreement, he shall, upon Company’s reasonable request and in good faith and with his best efforts, subject to his reasonable availability, cooperate with and voluntarily (without subpoena or other legal compulsion) provide complete and accurate information to the Company in any dispute, controversy, or litigation in which Company may be involved and with respect to which Executive obtained knowledge while employed by the Company or any of its affiliates, successors, or assigns, including, but not limited to, his participation in any court or arbitration proceedings, giving of testimony, signing of truthful affidavits, or such other personal cooperation as counsel for the Company shall request. Any such activities shall be scheduled, to the extent reasonably possible, to accommodate Executive’s business and personal obligations at the time. The Company shall pay Executive’s reasonable travel and incidental out-of-pocket expenses incurred in connection with any such cooperation, as well as the reasonable costs of an attorney Executive engages to advise him in connection with the foregoing.

6.5 Remedies. Executive agrees that the Company would be irreparably harmed in the event that Subsections 6.2 or 6.3 of the Agreement are violated and, therefore, in the event of any actual or threatened violation of either of these Subsections, the Company will be entitled in addition to any other remedies to which it may be entitled, at law or in equity, to a temporary

9.

restraining order and preliminary and permanent injunctive relief and to specifically enforce the terms and provisions hereof without the necessity of posting bond or proving damages.

SECTION 7. REPRESENTATIONS BY EXECUTIVE.

Executive represents and warrants that he is free to enter into and perform each of the terms and conditions of this Agreement; and that his execution and/or performance of all his obligations under this Agreement does not and will not violate or breach any other agreement between Executive and any other person or entity. Executive acknowledges that but for this representation and warranty, the Company would not agree to enter into this Agreement.

SECTION 8. ASSIGNABILITY.

This Agreement is binding upon and inures to the benefit of the parties and their respective heirs, executors, administrators, personal representatives, successors and assigns. The Company may assign its rights or delegate its duties under this Agreement at any time and from time to time. However, the parties acknowledge that the availability of Executive to perform services and the covenants provided by Executive hereunder have been a material consideration for the Company to enter into this Agreement. Accordingly, Executive may not assign any of his rights or delegate any of his duties under this Agreement, either voluntarily or by operation of law, without the prior written consent of the Company, which may be given or withheld by the Company in its sole and absolute discretion.

SECTION 9. NOTICES.

All notices, requests, demands or other communications hereunder shall be deemed to have been duly given when delivered, addressed as follows (or at such other address is the addressed party may have substituted by notice pursuant to this Section 9):

If to Executive:	Thomas J. Kalinske
[Address omitted.]

George Short
Hatch & Parent, A Law Corporation
21 East Carrillo Street
Santa Barbara, CA 93101

If to the Company:	Leapfrog Enterprises, Inc.
6401 Hollis Street, Suite 150
Emeryville, CA 94608
Attn: Legal Department

10.

SECTION 10. ARBITRATION.

To ensure the timely and economical resolution of disputes that arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in San Francisco, California, conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the then applicable JAMS employment rules. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, Executive and the Company shall each have the right to resolve any issue or dispute involving Company trade secrets or proprietary information or the Company’s or Executive’s intellectual property rights by court action instead of arbitration.

SECTION 11. MISCELLANEOUS.

11.1 Entire Agreement. This Agreement contains the full, complete, and exclusive embodiment of the entire agreement of the parties with regard to the subject matter hereof and supersedes all prior communications, representations, or agreements, oral or written, including (without limitation) the 2002 Employment Agreement, the 2004 Employment Agreement and all negotiations, conversations or discussions between or among the Parties relating to this Agreement and all past course of dealing or industry custom. Executive has not entered into this Agreement or employment relationship in reliance on any representations, written or oral, other than those contained herein.

11.2 Amendment. This Agreement may not be amended except by an instrument in writing duly executed by the parties hereto.

11.3 Applicable Law; Choice of Forum. This Agreement has been made and executed under, and will be construed and interpreted in accordance with, the laws of the State of California.

11.4 Attorneys’ Fees. In any action or proceeding to enforce or interpret this Agreement, or arising out of this Agreement, the prevailing party or parties are entitled to recover a reasonable allowance for fees and disbursements of counsel and costs of arbitration or suit, to be determined by the court in which the action or proceeding is brought.

11.

11.5 Provisions Severable. Every provision of this Agreement is intended to be severable from every other provision of this Agreement. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or in part, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement; and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein except to the extent that such provision may be construed and modified so as to render it valid, lawful, and enforceable in a manner consistent with the intent of the parties to the extent compatible with the applicable law as it shall then appear.

11.6 Non-Waiver of Rights and Breaches. Any waiver by a party of any breach of any provision of this Agreement will not be deemed to be a waiver unless it is in writing, and it shall not be deemed to be a waiver of any subsequent breach of that provision. or of any breach of any other provision of this Agreement. No failure or delay in exercising any right, power, or privilege granted to a party under any provision of this Agreement will be deemed a waiver of that or any, other right, power or privilege. No single or partial exercise of any right, power or privilege granted to a party under any provision of this Agreement will preclude any other or further exercise of that or any other right, power or privilege.

11.7 Gender and Number. Concerning the words used in this Agreement, the singular form shall include the plural form, the masculine gender shall include the feminine or neuter gender, and vice versa, as the context requires, and the word ‘person’ shall include any natural person partnership, corporation, association, trust, estate or other legal entity.

11.8 Headings. The headings of the Sections and Paragraphs of this Agreement am inserted for ease of reference only, and will have no effect in the construction or interpretation of this Agreement.

11.9 Counterparts. This Agreement and any amendment or supplement to this Agreement may be executed in two or more counterparts, each of which will constitute an original but all of which will together constitute a single instrument. Transmission by facsimile of an executed counterpart signature page hereof by a party hereto shall constitute due execution and delivery of this Agreement by such party.

11.10 No Mitigation; Payment Obligations Absolute. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer. The Company’s obligations to pay Executive the amounts provided hereunder shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right the Company may have against Executive, any of which may be asserted against Executive in a separate proceeding.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

12.

11.11 Publicity. Except as required by applicable law or regulation, neither of the Parties shall make a public announcement regarding their entry into this Agreement without first obtaining the approval of the other Party of the contents of such announcement, such approval not to be unreasonably withheld.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

EXECUTIVE:

/s/ Thomas J. Kalniske
Thomas J. Kalinske

COMPANY: LEAPFROG ENTERPRISES, INC.

By:	/s/ Steven B. Fink
Name:	Steven B. Fink
Title	Chairman

13.